Exhibit 99

900 North Michigan Ave.
Suite 1600
Chicago, Illinois 60611
(312) 274-2000

Contact:

G. MARC BAUMANN
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING CORPORATION ANNOUNCES
THIRD QUARTER 2003 RESULTS

CHICAGO, November 7, 2003 - Standard Parking Corporation, one of the nation’s largest operators of paid parking facilities, today announced third quarter 2003 operating results.

Gross profit was $15.4 million for the quarter and $44.3 million for the first nine months of 2003, an increase of 7.8% and 9.3% as compared to the same periods in 2002.  Operating income was $4.3 million for the third quarter and $11.6 million for the first nine months of 2003, an increase of 11.0% and 35.3% over the comparable periods in 2002.

“The third quarter’s results continue the trend of year-over-year improvement, and when coupled with the renegotiation of our Senior Credit Facility and the improvement of our Standard and Poor’s ratings, are clearly reflective of our efforts to exceed expectations,” said James A. Wilhelm, Standard Parking’s President and Chief Executive Officer.  “We are very focused on identifying and maintaining flexibility while executing our business model in a manner consistent with our core values of excellence, innovation and integrity,” Wilhelm concluded.

Standard Parking Corporation, with approximately 11,500 employees, is one of the largest operators of paid parking facilities in North America, managing approximately 1,900 airport and urban parking facilities in 277 cities spanning 43 states and four Canadian provinces.

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More information about Standard Parking is available at www.standardparking.com.  Standard Parking’s third quarter 2003 10-Q and 2002 annual report filed on Form 10-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the company’s website.  Follow the links under “About Us.”

Certain statements contained herein may be forward-looking statements under the federal securities laws.  Such statements can be identified by the use of words such as “anticipates,” “intends,” “seeks,” “believes,” “estimates,” “plans,” and “expects.”   These statements discuss expectations for the future, contain projections concerning the results of our operations or our future financial condition or state other forward-looking information.  Such statements are subject to a number of risks and uncertainties.  Our actual results, performance or achievements could differ substantially from the results expressed in, or implied by, those statements.  We assume no responsibility for revising forward-looking statements in light of future events or circumstances.

Standard Parking Corporation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Parking services revenue:
Lease contracts	$31,989	$36,499	$103,554	$108,215
Management contracts	18,491	18,464	55,589	58,729
	50,480	54,963	159,143	166,944
Reimbursement of management contract expense	84,160	101,936	245,295	277,391
Total revenue	134,640	156,899	404,438	444,335

Cost of parking services:
Lease contracts	28,001	33,755	93,522	98,219
Management contracts	7,097	6,935	21,293	28,157
	35,098	40,690	114,815	126,376
Reimbursed management contract expense	84,160	101,936	245,295	277,391
Total cost of parking services	119,258	142,626	360,110	403,767

Gross profit	15,382	14,273	44,328	40,568

General and administrative expenses	8,265	7,351	24,365	22,547
Special charges	203	303	548	1,754
Depreciation and amortization	1,815	1,952	5,555	5,434
Management fee - parent company	750	750	2,250	2,250

Operating Income	$4,349	$3,917	$11,610	$8,583

Number of facilities:
Leased facilities	292	309
Managed facilities	1,576	1,586
Total facilities	1,868	1,895